Exhibit 99

4900 West 78th Street Bloomington, MN 55435	Tel: 952-820-0080 Fax: 952-820-0060	www.AugustTech.com info@augusttech.com

Stan Piekos, CFO (952) 259-1672 Stan.Piekos@AugustTech.com Megan Rasmusson, Communications (952) 259-1647 Megan.Rasmusson@AugustTech.com	For Release July 30, 2003

August Technology Reports Increased Revenues and Orders in Second Quarter

2003 Financial Results

Minneapolis, July 30, 2003–August Technology Corporation (NASDAQ: AUGT), a leading provider of automated inspection solutions for the microelectronic industries, today announced results for its second quarter ended June 30, 2003.

Recent highlights:

•                  Second quarter revenues increased 18% sequentially to $7.76 million; the third consecutive quarter of top line growth.

•                  Second quarter book-to-bill ratio significantly above parity for the fourth consecutive quarter.

•                  Key wins at one of the world’s largest foundries and at a leading advanced packaging technology company.

•                  Cash and investments increased to $20.2 million as of June 30, 2003.

•                  Second quarter operating loss reduced 39% from prior quarter.

•                  Acquired Semiconductor Technologies and Instruments (STI) WAV business and Counterpoint Solutions Inc. (CSI).

•                  Introduced two new and innovative inspection and metrology solutions - the EXi wafer edge inspection system and the UltraPort-5 flexible handler.

The Company reported revenues of $7.76 million during the quarter, an increase of 18% from the previous quarter and 11% from the second quarter of 2002.  The increase includes 8% growth in the current quarter resulting from the acquisition of the STI WAV business.  The Company’s operating loss of $1.44 million decreased 39% from the prior quarter’s operating loss as a result of the higher revenues and reduced operating costs, primarily due to lower research and development expenses.  The Company’s net loss per share of $0.10 decreased significantly from first quarter’s net loss per share of $0.17, and was $0.02 to $0.03 favorable as compared with analyst expectations.

Gross margin of 54.3% for the quarter was within the range of the Company’s previous guidance, and compared to 55.0% in the previous quarter and 57.5% in the second quarter of 2002.  Revenues from

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the sale of WAV Series systems unfavorably impacted gross margin by 1.5 percentage points due to purchase accounting requirements.

During the second quarter cash and marketable securities increased $1.5 million to $20.2 million, primarily due to a $3.5 million increase in customer deposits.  Inventory, net of payables, increased by $0.6 million due to an increase in the number of systems in the field undergoing demonstrations or at customer sites under purchase order (i.e. SAB101).  This increase was partially offset by an overall reduction in raw material and work in process inventory.

“We are very pleased with our second quarter results as we build top line momentum with both new orders and our recent acquisitions.  This momentum is supported by new orders exceeding revenue for the fourth consecutive quarter, leading to a book to bill ratio significantly above parity,” commented Jeff O’Dell, August Technology’s chairman and CEO.  “This increase was driven by higher 3Di Series orders from both new and repeat customers, including a multiple system order from one of the world’s largest foundries, and a first-time order from a leading advanced packaging technology company.  Second quarter orders were also nicely supported by the newly acquired WAV inspection system business.”

O’Dell continued, “We now have a record order backlog and expect to achieve our goal of profitable operations on a quarterly basis by the end of the calendar year. We believe we can achieve this improvement in financial performance while maintaining our focused investments in R&D, marketing and sales channel development.”

“We are also pleased by the level of interest we’ve seen from customer visits, and at the recent Semicon West trade show, for our new front-end advanced macro defect inspection system, the AXi Series.  Interest in the new AXi Series is largely driven by its unique combination of significantly higher inspection resolution while achieving well over 100 wafers per hour throughput.  We are also seeing similar customer enthusiasm for our latest new product introductions of the EXi edge inspection system and the UltraPort-5, an ultra flexible handling solution,” O’Dell explained.

“The acquisitions we’ve completed in the last four months have extended the breadth of our inspection and metrology product offerings and add key resources to further drive and support our growth,” continued O’Dell.  “Our most recent acquisition of CSI directly enhances August Technology’s ability to help our customers go beyond detecting defects to quickly understand and analyze their defects - ultimately helping them make decisions that will improve their process and increase yield.  Device manufacturers are making it increasingly clear that advanced macro defects, typically 0.5 micron and larger, play a key part in impacting the overall yield.  We are keenly focused on helping our customers quickly find and disposition these macro defects, directly driving yield improvements and significant cost savings for device manufacturers,” O’Dell concluded.

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August Technology will provide a live conference call with senior management, today at 3:30 p.m. CT to discuss second quarter financial performance.  If you would like to participate, please call 913-981-5507 prior to the 3:30 start time and use participant code 458477.  A webcast of the conference call will also be available live via the Internet on August Technology’s web site at www.augusttech.com and archived for replay shortly following the call and continuing through August 13, 2003.  To listen to the call live, visit the web site at least fifteen minutes beforehand to download and install any necessary audio software.

About the Company: August Technology’s automated inspection solutions provide critical product and process enhancing information, which enable microelectronic device manufacturers to drive down costs and time to market.  Based in Bloomington, Minnesota, August Technology is a founding member of the Advanced Packaging and Interconnect Alliance (APiA) and an active member of the Die Products Consortium (DPC).  Additional information can be found by visiting August Technology’s web site at www.augusttech.com.

Forward-Looking Statements: This release contains forward-looking statements regarding projected fiscal year 2003 profitability and revenues, semiconductor and/or microelectronic market conditions and outlook for the remainder of 2003, potential customer and market interest in our tools, expectations that our product will drive down customer costs and time to market, and acceptance of both our new visual inspection solutions and recently acquired product lines.  These forward-looking statements involve risks and uncertainties which may cause actual results to differ from those set forth in the forward-looking statements, including, but not limited to: (i) no improvement or further or continued deterioration in general economic conditions and in the semiconductor and/or microelectronic industries; (ii) pre-order sales activities not resulting in orders, or customers delaying or canceling orders in backlog; (iii) loss of potential sales to competitors based on pricing, product features or other factors; (iv) lack of customer acceptance in the upcoming quarters of the Company’s newer products including the AXi Series, EXi Series, 3Di Series, NSX-105, or new YieldPilot enhancements that were or are planned to be shipped to them; (v) failure of our recently completed and current product development efforts to meet customer needs and expectations including driving down their costs and time-to-market; (vi) unanticipated costs and expenses which increase operating costs; and (vii) failure to effectively integrate the recently acquired business of STI and CSI and their product lines to enhance our product offering.  Please refer to additional risk factors stated in August Technology’s Form 10-K filed with the Securities and Exchange Commission.  August Technology does not assume any obligation to update the forward-looking information contained in this press release.

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AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Net revenues	$7,757	$6,980	$14,320	$12,490
Cost of revenues	3,548	2,965	6,503	5,329
Gross profit	4,209	4,015	7,817	7,161

Selling, general and administrative expenses	3,213	2,832	6,166	5,658
Research and development expenses	2,434	2,729	5,202	4,864
Restructuring expenses (1)	—	568	254	568
Operating loss	(1,438)	(2,114)	(3,805)	(3,929)

Interest income	78	174	176	382

Loss before provision for income taxes	(1,360)	(1,940)	(3,629)	(3,547)
Provision for income taxes (2)	—	1,491	—	687
Net loss	$(1,360)	$(3,431)	$(3,629)	$(4,234)

Net loss per share:
Basic & Diluted	$(0.10)	$(0.26)	$(0.27)	$(0.33)

Weighted average shares outstanding:
Basic & Diluted	13,565	13,033	13,447	12,939

(1) Restructuring expenses for the six months ended June 30, 2003 include $254 of employee severance costs.  Restructuring expenses for the three and six months ended June 30, 2002 include $184 of employee severance costs and $384 of costs related to the modification of a distributor agreement.

(2) The Company recorded a full valuation allowance against deferred tax assets in the second quarter of 2002, resulting in a provision for income taxes rather than recording a tax benefit on the pre-tax loss during the period.  The Company has continued to provide such allowance due to the continued uncertainty of the industry downturn and its impact on current and projected results.

AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2003	December 31, 2002
ASSETS

Current assets:
Cash and cash equivalents	$1,512	$1,895
Short-term marketable securities	18,694	15,438
Accounts receivable, net	5,199	7,054
Inventories	7,861	7,432
Inventories at customers under purchase orders	3,395	1,012
Prepaid expenses and other current assets	1,277	1,091
Total current assets	37,938	33,922

Property and equipment, net	3,605	3,439
Purchased technology, net	330	—
Long-term marketable securities	—	1,444
Other assets	658	705
Total assets	$42,531	$39,510

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,651	$2,273
Accrued compensation	710	554
Accrued liabilities	665	451
Customer deposits	5,263	1,268
Total current liabilities	10,289	4,546

Other non-current liabilities	85	97
Total liabilities	10,374	4,643

Shareholders’ equity:
Common stock, no par value	43,087	42,158
Undesignated capital stock, no par value	—	—
Deferred compensation related to stock options	(75)	(105)
Accumulated deficit	(10,858)	(7,229)
Accumulated other comprehensive income	3	43
Total shareholders’ equity	32,157	34,867
Total liabilities and shareholders’ equity	$42,531	$39,510

Total cash and marketable securities	$20,206	$18,777